Exhibit 99.1

Neuralstem Files Application for AMEX Listing

Rockville, MD - May 21, 2007: Neuralstem, Inc (OTC BB: NRLS ) today announced it has applied for listing on the American Stock Exchange. Based on recent developments, the Company believes that it will meet all the financial and other requirements for listing.

“Moving to the AMEX is the next logical step for Neuralstem; a result of the continuous and significant progress the company has made in each and every phase of its activity, and of an increasing awareness of the company and its prospects on the part of the financial community,” said Richard Garr, Neuralstem President and Chief Executive Officer.”

About Neuralstem
Neuralstem's patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment. The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's Disease. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from other jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-Q for the quarter ending March 31, 2007

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